EXHIBIT (A)(4)

                             ISLAMIA GROUP OF FUNDS

              ESTABLISHMENT AND DESIGNATION OF ADDITIONAL SERIES OF
                          SHARES OF BENEFICIAL INTEREST


     Pursuant to Section 2 of Article IV of the Declaration of Trust dated December 16, 1996 (the "Declaration"), of Islamia Group of Funds, a Massachusetts business trust (the "Trust"), the Trustees of the Trust, this ___ day of August, 2001 hereby establish and designate an additional series of Shares (as defined in the Declaration) (the "Fund") to have the special and relative rights described below.

1.   The following Fund is established and designated:

     Azzad/Dow Jones Ethical Market Fund

2. The Fund shall be authorized to hold cash, invest in securities, instruments and other property and use investment techniques as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Fund. Each Share of the Fund shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which Shareholders of the Fund may vote in accordance with the Declaration, shall represent a pro rata beneficial interest in the assets allocated or belonging to the Fund, and shall be entitled to receive its pro rata share of the net assets of the Fund upon liquidation of the Fund, all as provided in Article IV, Sections 2 and 5 of the Declaration. The proceeds of the sale of Shares of the Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to the Fund, unless otherwise required by law.

3. Shareholders of the Fund shall vote separately as a series on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to the Fund as provided in, Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended (the "1940 Act"), or any successor rules, and by the Declaration.

4. The assets and liabilities of the Trust shall be allocated among the Fund and each currently-existing series of Shares formerly established and designated by the Trustees of the Trust, as set forth in Article IV, Section 5 of the Declaration.

5. The designation of the Fund hereby shall not impair the power of the Trustees from time to time to designate additional series of Shares of the Trust.

6.   Subject to the applicable  provisions of the 1940 Act and the provisions of
Article IV, Sections 2 and 5 of the Declaration, the Trustees shall have the right at any time and

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from time to time to reallocate assets and expenses or to change the designation of each Fund now or previously or hereafter created, or to otherwise change the special relative rights of the Fund designated hereby without any action or consent of the Shareholders.

IN WITNESS WHEREOF, the undersigned Trustees of the Trust have executed this instrument as of this ___day of August, 2001.


/s/ Qamaruddin Ali Yar Khan
---------------------------
Qamaruddin Ali Yar Khan


/s/ Syed Shamshad Husain
---------------------------
Syed Shamshad Husain


/s/ Syed K. Raheemullah
---------------------------
Syed K. Raheemullah

State of Illinois   )
                    )SS.
County of DuPage    )

     Then personally appeared the above-named person(s) who are known to me to be Trustees of the Trust whose names and signatures are affixed to the foregoing Establishment and Designation of Series and who acknowledged the same to be his/her free act and deed, before me this 9th day of August, 2001.


/s/ Jason Gronkiewicz
---------------------------
By: Jason Gronkiewicz    [seal]
Notary Public